Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

6,858,334 Common Shares

This Prospectus Supplement No. 4 (this “Prospectus Supplement”) amends and supplements our Prospectus dated August 8, 2018, as supplemented by prospectus supplement no. 1, dated August 15, 2018, as supplemented by prospectus supplement no. 2, dated September 11, 2018, and as supplemented by prospectus supplement no. 3, dated September 13, 2018 (the “Prospectus”), which form a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on October 1, 2018.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously filed, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

The date of this Prospectus Supplement is October 1, 2018

Intellipharmaceutics International Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement; Also Receives Requested Extension from Nasdaq Panel

Intellipharmaceutics International Inc. (the “Company”) received a letter from Nasdaq Listing Qualifications notifying the Company that it had regained compliance with Nasdaq’s minimum bid price requirement. The letter noted that as of September 28, 2018, the Company evidenced a closing bid price of its common shares in excess of the $1.00 minimum requirement for at least ten consecutive business days. Separately, the Company received notification from the Hearings Advisor from the Nasdaq Office of General Counsel, informing the Company that the Nasdaq Hearings Panel (the “Panel”) has granted its request for continued listing through October 17, 2018 while the Company works to regain compliance with Nasdaq’s $2.5 million stockholders’ equity continued listing requirement.

              At a hearing held on May 17, 2018, the Company presented to the Panel its plan to regain and maintain compliance with Nasdaq’s continued listing requirements. The Panel then granted the Company’s request for continued listing, provided that by September 28, 2018, the Company (i) comply with Nasdaq’s $1.00 bid price requirement by having a closing bid price of over $1.00 for ten prior consecutive trading days, (ii) have a stockholders’ equity position of over $2.5 million and (iii) provide the Panel with updated financial projections demonstrating its ability to maintain compliance with the stockholders’ equity rule for the coming year. Following receipt of shareholder approval for a reverse stock split (known as a share consolidation under Canadian law) at the Company’s August 15, 2018 shareholders meeting, on September 12, 2018, the Company filed articles of amendment to effectuate a 1-for-10 reverse split, and the Company’s common shares began trading on each of Nasdaq and the Toronto Stock Exchange on a post-reverse split basis on September 14, 2018. As a result of the closing bid price of the Company’s common shares exceeding $1.00 for the period from September 14 to 27, 2018, the Company regained compliance with the minimum bid price requirement. On September 29, 2018, the Company was advised that its request that the Panel grant a further extension through October 17, 2018 had been granted. There is no assurance that the Company will be able to regain compliance with the Nasdaq requirements, or if it does, that the Company will be able to maintain such compliance.

On October 1, 2018, the Company issued a press release announcing that the Company regained compliance with the Nasdaq minimum bid price requirement and that the requested extension from the Panel was approved. A copy of the press release is included as Exhibit 99.1 to the Report on Form 6-K, which was filed with the SEC on October 1, 2018.